Report of Independent Registered Public Accounting
Firm

To the Board of Directors and Shareholders of York
Enhanced Strategies Fund, LLC

In planning and performing our audit of the financial statements of York Enhanced Strategies Fund, LLC. (the
Company) as of and for the year ended December 31, 2009, in accordance with the standards of the Public
Company Accounting Oversight Board (United States), we considered the Company's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.


Our consideration of the Company's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States).
However, we noted the following deficiency involving the control procedures, and its operation that we consider to be material weaknesses as defined above. This deficiency was considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Company for the year ended December 31, 2009, and this report does not affect our report on the financial statements of the Company dated September 14, 2010.

The Company's control designed to ensure that it meets the 90 percent qualifying gross income test for purposes of being deemed a regulated investment company (RIC) for tax was not operating effectively.
This ineffective control was detected during our review of the Company's analysis of the 90 percent income qualification test, which did not appropriately identify an investment as a partnership.

While the Company ultimately demonstrated that it met the test, if the Company did not pass its 90 percent gross income test and management did not timely recognize this fact, the Company's 2009 financial statements could have contained a material misstatement for (i) the amount of tax liability of the Company and (ii) its disclosure on the tax status (i.e.
as a RIC).

Management's Response

While management believes that this issue was an isolated incident, certain new policies have been implemented to avoid this situation from being repeated. As a general policy, trading personnel have been instructed and authorized only to purchase partnership investments that have in place blocker entities. Additionally, all partnership investments will be reviewed by the York's Director of Tax, and/or internal or external counsel to determine the proper status for RIC qualification purposes.

This report is intended solely for the information and use of management and the Board of Directors and Shareholders of York Enhanced Strategies Fund, LLC.
and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Ernst & Young LLP

New York, NY
September 14, 2010